Exhibit (a)(xiv)

Amendment to

Establishment and Declaration of Series

The undersigned, being the duly elected Secretary of SunAmerica Equity Funds (hereinafter referred to as the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CETIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 of the Declaration of Trust, dated June 18, 1986, as amended from time to time (hereinafter, as so amended, referred to as the “Declaration of Trust”), and by the affirmative vote of the entire Board of Trustees of the Trust, duly taken in the manner provided in the Declaration of Trust at a meeting held on March 6, 2012, the following is hereby authorized:

That the “SunAmerica International Equity Fund” be renamed the
“SunAmerica International Dividend Strategy Fund.”

The action contained herein shall be effective on July 2, 2012.

By:	/s/ Kathleen Fuentes
Name: Kathleen Fuentes
Title: Assistant Secretary

Dated: June 27, 2012